UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934, as amended

Date of Report (Date of earliest event reported): April 20, 2004

CORPORATE OFFICE PROPERTIES TRUST

(Exact Name of Registrant Specified in Charter)

Maryland	001-14023	23-2947217
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8815 Centre Park Drive Suite 400 Columbia, Maryland		20145
(Address of Principal Executive Offices)		Zip Code

Registrant’s telephone, including area code:(410) 730-9092

(not applicable)
(Former Name and Former Address, if Changed Since Last Report)

Item 5.            Other Events.

On April 19, 2004, Corporate Office Properties Trust (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Corporate Office Properties, L.P. (the “Operating Partnership”) and Wachovia Capital Markets, LLC (the “Underwriter”) in connection with the sale of 2,750,000 shares (the “Firm Shares”) of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to the Underwriter in connection with the public offering of these securities.  The Company has also granted to the Underwriter an option to purchase up to 275,000 additional Common Shares (collectively with the “Firm Shares,” the “Shares”) to cover over-allotments, if any.  The sale of the Firm Shares will result in net proceeds to the Company before offering expenses of approximately $58.4 million or $21.243 per share.  The offering of the Shares has been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Registration Statement on Form S-3 (File No. 333-108785), filed with the Securities and Exchange Commission pursuant to the Securities Act.

Item 7.            Financial Statements, Pro Forma Financial Information and Exhibits.

(c)           Exhibits.

1.1                                 Form of Underwriting Agreement, dated April 19, 2004, by and among the Company, the Operating Partnership and Wachovia Capital Markets, LLC.

Item 9.            Regulation FD Disclosure.

The Company issued a press release in connection with the offering of Common Shares referenced in this Current Report on Form 8-K, which press release is attached as Exhibit 99.1 hereto.  In this press release, and in the prospectus supplement relating to the offering, the Company disclosed that it plans to use the net proceeds of the offering to prepay on June 1, 2004 a $26.0 million mortgage that matures August 1, 2004 bearing interest at 7.79%, and to redeem for an aggregate of $31.3 million our 10.0% Series B Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”) on or after July 15, 2004, with the balance of the proceeds to be used for working capital.

As disclosed in the prospectus supplement relating to the offering, upon redemption of the 10.0% Series B Preferred Shares, the Company expects to recognize a $1.8 million non-cash reduction of net income available to its common shareholders related to original issuance costs.  The Company anticipates that this charge will reduce its earnings per share for the year ending December 31, 2004 by $(.06) and its funds from operations – diluted for that period by $(.04) per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Karen M. Singer
Name:	Karen M. Singer
Title:	Vice President, General Counsel and Secretary

April 20, 2004

INDEX TO EXHIBITS

Exhibit No.	Exhibit

1.1	Form of Underwriting Agreement, dated April 19, 2004, by and among the Company, the Operating Partnership and Wachovia Capital Markets, LLC.